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                                                                 EXHIBIT 2.5

                               PURCHASE AGREEMENT


       This PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of December, 1997, by and between Marcum Gas Transmission, Inc., a Colorado corporation (the "Company"), and Odessa Exploration Incorporated, a Delaware corporation ("Purchaser").

                                    RECITALS

       WHEREAS, the Company is engaged in the business of acquiring and managing natural gas gathering, processing and transportation facilities and other related natural gas assets through the acquisition of ownership and management interests in limited partnerships, business trusts and similar business entities (the "Business"); and

       WHEREAS, the Company desires to sell, and Purchaser desires to purchase, beneficial interest shares in, and the right to receive cash payments in an amount equal to one-third (1/3) of the fees that the Company is entitled to receive as the managing trustee of, two natural gas assets business trusts, as well as the right of first refusal to participate in any future similar programs in which the Company participates, upon the terms and subject to the conditions set forth herein;

                                   AGREEMENT

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

      Section 1.    Sale and Purchase of Revenue Interest.

              Section 1.1 Sale and Purchase. At the Closing (as defined below), upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell, assign and transfer to Purchaser, and Purchaser shall purchase from the Company, the Purchased Shares (as defined below) and the Revenue Interest (as defined below).

              Section 1.2 Purchase Price. As payment in consideration for the sale and transfer of the Purchased Shares and the Revenue Interest, and the grant of the Right of First Refusal (as defined below) by the Company to Purchaser, Purchaser shall pay, upon the terms and subject to the conditions set forth herein, a total purchase price of $1,000,000 (the "Purchase Price") to the Company, or its designated successors or assigns, in cash or by wire transfer of immediately available funds to an account designated by the Company or its designee or assignee, as follows:

                     (a) The amount of $600,000.00 shall be paid by Purchaser to the Company at the Closing; and

                     (b) Purchaser shall pay to the Company the amount of $50,000.00 quarterly in eight (8) consecutive quarters commencing January 1, 1998; provided, however, that in the event any
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payment due date falls on a Saturday, Sunday or legal holiday, then such payment shall be due on the first business day thereafter.

              Section 1.3   Definitions.    As used in this Agreement, the
following capitalized terms have the respective meanings set forth below:

                     (a) "Revenue Interest" means the right of Purchaser to receive cash payments from the Company, upon the terms and subject to the conditions set forth herein, in an amount equal to one-third (1/3) of the aggregate gross amount of Program Fees (as defined below) that the Company is entitled to receive from each of the Programs (as defined below), to the extent of the Distributable Cash (as defined below) of that Program, from and after the Closing Date, without offset or reduction for costs or fees incurred by the Company.

                     (b) "Programs" means Marcum Midstream 1995-2 Business Trust ("1995 Trust") and Marcum Midstream 1997-1 Business Trust ("1997 Trust"), but specifically does not include Marcum-Patrick Pipeline Program 1993-1 L.P. ("1993 Program") or any Future Program (as defined below).

                     (c) "Future Program" means any future business trust, limited partnership, limited liability company, joint venture or other similar business entity through which the Company conducts the Business commencing on or after the date hereof on a basis similar to the Programs, but specifically does not include the Programs or the 1993 Program.

                     (d) "Program Documents" means, as applicable, the declaration of trust, agreement of limited partnership, limited liability company operating agreement or other similar charter and governing documents of any Program or Future Program.

                     (e) "Program Fees" means, with respect to a Program, the amount in cash the Company becomes entitled to receive from such Program (as permitted by the terms of the Program Documents of such Program), to the extent of the Distributable Cash of such Program, as fees for its services as the managing trustee of such Program, including, but not limited to, management fees, administrative fees and liquidation fees, but excluding any distributions to the shareholders of such Program with respect to the Shares (as defined below).

                     (f) "Distributable Cash" means, with respect to a Program, the cash available for the payment of Program Fees that the Company is entitled to receive from such Program without adversely affecting such Program's ability to pay its other debts and obligations as they become due or to carry out its ordinary business and affairs.

                     (g) "Shares" means the shares of beneficial interest owned by the Company in the Programs, which consist of: (i) 5.65 Preferred Shares and 40 Performance Shares in the 1995 Program, and (ii) 9.25 Preferred Shares and 17 Performance Shares in the 1997 Program.

                     (h) "Purchased Shares" means the Shares to be purchased by Purchaser hereunder, which consist of (i) 1.88333 Preferred Shares and
13.333 Performance Shares in the 1995 Program, and (ii) 3.08333 Preferred Shares and 5.666 Performance Shares in the 1997 Program.
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       Section 2.    Revenue Interest.

              Section 2.1 Timing of Payments. Within 45 days after the end of each calendar quarter in which the Company becomes entitled to receive Program Fees from either Program, the Company shall make a cash payment to Purchaser in the amount of the Revenue Interest for such quarter.

              Section 2.2 Distributions In Kind. In the event of any distribution of assets by either Program to the Company other than cash ("Program Assets"), (a) if the Company retains such Program Assets, then the amount of Program Fees shall be deemed to include the fair market value of such Program Assets as of the date of the distribution, and, notwithstanding the provisions of Section 2.1 hereof, Purchaser shall not be obligated to make a cash payment of the Revenue Interest to the Company until up to three months after receipt of such Program Assets, and (ii) if the Company makes a bona fide sale of the assets to an unaffiliated person or entity, then the Program Fees shall be deemed to include the amount of cash proceeds received in exchange for the sale of such Program Assets and shall be payable by the Company to Purchaser within 45 days after the end of the calendar quarter in which the cash proceeds of the sale are received by the Company. The Company shall have the right to elect, in its sole discretion, whether to retain or sell any Program Assets received from either Program.

              Section 2.3   Records of Program Fees.   The Company shall
provide a written report of the calculation of the Revenue Interest to Purchaser within 45 days after the end of each calendar quarter. The Company will maintain accurate and complete books and records of the Revenue Interest and the Program Fees, and Purchaser shall have the right, at its sole expense, upon reasonable notice, to conduct an audit, directly or through its independent accountants, of such books and records. For two years after the end of each calendar year, Purchaser shall have the right to give written notice to the Company of Purchaser's objections, if any, to the Revenue Interest calculation during such calendar year. If Purchaser makes any such objection, the parties will use commercially reasonable efforts to resolve any such dispute within 30 days after the Company's receipt of Purchaser's notice of objection to the Revenue Interest calculation. Any amounts which remain in dispute after 30 days will be submitted for resolution to a "Big 6" accounting firm (as presently constituted or their successors) mutually agreeable to the Company and Purchaser, whose resolution will be conclusive. The Company and Purchaser will bear the fees and expenses payable to such accounting firm in connection with the determination in proportion to the allocation of disputed amounts by such accounting firm. Any payment required will be made within ten business days after the final determination (whether by agreement or by an accounting firm).

              Section 2.4   Taxes.    Purchaser shall be responsible for the
filing of all reports and the payment of all federal, state, local and foreign income, sales and other taxes attributable to Purchaser's receipt of payments pursuant to the Revenue Interest.

              Section 2.5 Revenue Interest Not An Interest in Either Program. The Revenue Interest in and of itself shall represent only an obligation of the Company and shall not represent any obligation of, or any shares or other interest (ownership, management or otherwise) in, or any rights against, either Program. Nothing set forth in this Agreement, express or implied, is intended, or shall be construed or deemed, (a) to create or confer upon Purchaser any legal or equitable right to manage or otherwise exercise any power or authority of the managing trustee of the Program; or (b) to constitute Purchaser as a co-managing trustee with, or the substitute managing trustee for, the Company in either Program.
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              Section 2.6   Revenue Interest Not an Equity Interest in the
Company or a Lien Against the Program Fees.      The Revenue Interest, in and
of itself, represents only an obligation of the Company to make cash payments to Purchaser in accordance with the terms and conditions of this Agreement. Nothing set forth in this Agreement, express or implied, is intended, or shall be construed, (a) to constitute or create a security interest, pledge or lien of or against the Company's interest in the Program, the Program Fees or any other assets or property of the Company; (b) to create or constitute any equity interest in the Company or to constitute the sale or issuance of capital stock of the Company to Purchaser; or (c) to give Purchaser the right to become a shareholder of the Company or to exercise any of the rights of a shareholder of the Company. The Company shall have the right to pay the amount due for the Revenue Interest out of any source, shall not be restricted to making Revenue Interest payments out of Program Fees, and shall not be required to segregate any portion of the Program Fees.

              Section 2.7   No Guarantee of Amount of Payments.   EXCEPT AS
EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 5 HEREOF, PURCHASER UNDERSTANDS AND AGREES THAT THE COMPANY IS NOT MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, PROMISE, GUARANTEE OR ASSURANCE THAT ANY SPECIFIC OR MINIMUM AMOUNT OF REVENUE INTEREST OR PROGRAM FEES WILL BE ACHIEVED IN THE FUTURE. PURCHASER FURTHER UNDERSTANDS THAT THE COMPANY WILL HAVE NO LIABILITY OR OBLIGATION TO PURCHASER HEREUNDER IN THE EVENT EITHER PROGRAM INCURS ANY LOSSES, FAILS TO BE REQUIRED TO MAKE ANY PROGRAM FEES DURING ANY PERIOD OF TIME, OR IS REQUIRED TO MAKE PROGRAM FEES THAT ARE LESS THAN THOSE MADE IN THE PAST OR THAN THE EXPECTATIONS OF PURCHASER. THE COMPANY SPECIFICALLY DISCLAIMS ANY PRIOR STATEMENT BY THE COMPANY OR ANY OFFICER OR OTHER PERSON AUTHORIZED TO ACT ON BEHALF OF THE COMPANY THAT MAY HAVE BEEN INTERPRETED OR CONSTRUED AS A REPRESENTATION, WARRANTY, PROMISE, GUARANTEE OR ASSURANCE WITH RESPECT TO THE AMOUNT OF REVENUE INTEREST OR PROGRAM FEES. NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY ORAL OR WRITTEN REPRESENTATION, WARRANTY, PROMISE, GUARANTEE OR ASSURANCE WITH RESPECT TO THE AMOUNT OF REVENUE INTEREST OR PROGRAM FEES, OR TO MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT, PROMISE, GUARANTEE OR ASSURANCE OTHER THAN THOSE SET FORTH IN SECTION 5 HEREOF, AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

      Section 3.    Relationship of Parties     The relationship between the
Company and Purchaser shall not be construed to create a joint venture, partnership, association or any other affiliation between the parties hereto other than that of independent parties to a contractual relationship as set forth in this Agreement. It is understood and agreed by the parties hereto that the Company and Purchaser are independent parties to this Agreement and have no actual right, power or authority to bind or contract on behalf of the other party with respect to any matters relating hereto. Neither party hereto may represent to any other person or entity that it is the partner or agent of the other party hereto or otherwise perform such acts or omit to perform such acts that would cause another person or entity to reasonably believe that such party hereto is a partner or agent of the other party hereto.
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      Section 4.    Rights Of First Refusal.

              Section 4.1 Right of First Refusal of Purchaser to Participate in Future Programs.

                     (a) From and after the Closing Date, Purchaser shall have the right, but not the obligation, to participate in any Future Program relating to the Business in which the Company participates in either an investment or a management capacity or both, but only on the same terms and conditions and with the same duties, obligations and liabilities as the Company in such future Program ("Right of First Refusal").

                     (b) The Company shall, at least 30 days before the consummation of any Future Program or the commencement of any private placement of interests in the Future Program, deliver to Purchaser a notice of such Future Program ("Notice of Future Program"), which Notice of Future Program shall include a copy or summary of the terms and conditions of the proposed Future Program and reasonable details thereof, including, without limitation, the name and address of the seller, if any, a description of the assets, if any, to be acquired, the purchase price of any assets to be purchased, the form of proposed entity, the proposed structure of the Future Program, including the types of interests, the types of interests, the management structure and the description of any financing. The Company shall also provide, promptly after written request, such additional information regarding the Future Program as is reasonably requested by Purchaser.

                     (c) In the event Purchaser elects to exercise its Right of First Refusal, it shall give written notice of such exercise ("Notice of Exercise") to the Company on or before the thirtieth (30th) day after Purchaser shall have received the Notice of Future Program. The Notice of Exercise shall specify the amount and extent of Purchaser's participation in the Future Program. In the event Purchaser elects to exercise its Right of First Refusal, Purchaser shall cooperate with the Company and shall execute, acknowledge, deliver and file any documents, instruments, consents, permits and other assurances, documents and instruments reasonably requested in connection with such Future Program, and deliver consideration for its participation in the Future Program, on the same terms and conditions as the Company.

                     (d) Whether or not Purchaser elects to exercise its Right of First Refusal with respect to any Future Program, the Revenue Interest shall not include any fees or distributions to the Company from any Future Program.

              Section 4.2   Right of First Refusal to Purchase Purchased
Shares.

                     (a) From and after the Closing Date, if either the Company or Purchaser ('Seller") desires to sell, transfer or otherwise dispose of ("Transfer") all or any of its Shares or Purchased Shares, as applicable ("Offered Shares"), pursuant to a bona fide offer from a third party to purchase the Offered Shares ("Bona Fide Offer"), the Seller shall first deliver to the other party hereto ("Offeree") a notice of such offer ("Notice of Offer") in respect of the Offered Shares. The Notice of Offer shall include a copy or summary of the Bona Fide Offer and shall set forth the terms and conditions of the proposed Transfer in reasonable detail, including, without limitation, the name and address of the prospective purchaser ("Prospective Purchase"), the proposed purchase price (or the basis of determining the purchase price) ("Purchase Price"), the terms and conditions of payment and the amount of the Offered Shares.
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                     (b)    The Offeree shall have the prior right and option
("Right of First Refusal") to purchase all, but not less than all, of the Offered Shares upon the terms set forth in the Bona Fide Offer, including, in the event of a sale of Shares by the Company accompanied with the sale of its interest as a managing trustee of a Program, the acquisition of that managing trustee interest and acceptance of the duties and obligations associated therewith by Purchaser. The Offeree shall exercise its Right of First Refusal by giving written notice of such exercise ("Notice of Exercise") to the Seller on or before the thirtieth (30th) day after the Offeree shall have received the Notice of Offer.

                     (c) Should the Purchase Price specified in the Notice of Offer be payable in property other than cash or evidences of indebtedness, then the Offeree shall have the right to pay the Purchase Price in the form of cash equal in amount to the value of such property. If the Seller and the Offeree cannot agree on such cash value within ten business days after the Seller's receipt of the Notice of Exercise, then the valuation shall be made by an appraiser of recognized standing mutually agreeable to the Seller and the Offeree or, if they cannot agree on an appraiser within 15 business days after the Seller's receipt of the Notice of Exercise, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Offeree and the Seller.

                     (d)    The Closing of Rights of First Refusal.    The
closing of the purchase of the Offered Shares by Offeree shall take place at the principal place of business of the Seller on a date thirty business days (or, if later, five business days after any necessary valuation shall have been made as provided in Section 4.2(c) above) after the date the Seller receives the Notice of Exercise, unless the Seller and the Offeree unanimously agree on a different place or time. The aggregate purchase price to be paid by the Offeree shall be equal to the aggregate purchase price set forth in the Bona Fide Offer, and shall be paid on the payment terms and conditions set forth in the Bona Fide Offer or, at the option of the Offeree, in cash. At the closing, the Seller shall deliver any certificates or other instruments evidencing the purchase of the Offered Shares, along with an assignment of the Offered Shares, in form and substance reasonably satisfactory to the Offeree, conveying to the Offeree the Offered Shares free and clear of all liens, claims and encumbrances, with general warranty covenants, along with all documents reasonably necessary or appropriate to transfer such Offered Shares against payment of the Purchase Price pursuant to the terms and conditions of the Bona Fide Offer.

                     (e)    Non-Exercise of Rights of First Refusal.     If the
Offeree does not exercise its Right of First Refusal, then the Seller shall have the right, for a period ending on the ninetieth (90th) day after the delivery of a Notice of Offer, to Transfer the Purchased Shares to the Prospective Purchaser identified in the Notice of Offer, at the same Purchase Price and otherwise upon the same terms and conditions described in the Notice of Offer; provided, however, that any such Transfer shall be effected in compliance with law and the applicable Program Documents. If the Offered Shares are not sold to such Prospective Purchaser during such 90 day period, all of the restrictions, conditions and obligations imposed by this Agreement on the Purchased Shares shall again apply to the Offered Shares.

       Section 5. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

              Section 5.1   Organization of the Company.    The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.
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              Section 5.2   Power and Authority.    The Company has all
requisite right, power and authority to conduct the Business as it is presently conducted, to own, lease and operate its assets, and to execute, deliver and perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by all requisite corporate action of the Company.

              Section 5.3   Enforceability.   This Agreement has been duly and
validly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights and remedies generally, or by general principles governing the availability of equitable remedies.

              Section 5.4   No Conflicts.   Except for the consent of
Commercial National Bank in Shreveport, (the "Marcum Bank Consent"), the execution and delivery by the Company of this Agreement and the performance by the Company of the transactions contemplated hereby do not and will not violate, conflict with, or constitute a breach of or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under (a) the Company's articles of incorporation or bylaws, (b) the Program Documents of the Programs, or (c) any law, statute, rule or regulation, or any contract, note, security agreement, mortgage, lease, loan agreement, franchise, license, permit, order, injunction, writ, judgment, decree or any other agreement, authorization or ruling binding upon the Company or the Programs.

              Section 5.5   Consents.   Except for the Marcum Bank Consent, no
consent, authorization, permit or approval of any person or entity is necessary for the Company to execute and deliver this Agreement and to consummate its obligations hereunder.

              Section 5.6   Litigation.    There are no actions, suits, claims
or other proceedings pending or, to the best knowledge of the Company, overtly threatened by or before any court or governmental authority against or affecting the Company or the Programs, which, if adversely determined, would be reasonably likely to have a material adverse effect on the Programs or on the ability of the Company to execute, deliver and perform its obligations under this Agreement.

              Section 5.7   Organization of Programs.    Each Program is a
Delaware business trust, duly organized, validly existing and in good standing under the laws of the State of Delaware.

              Section 5.8   Financial Statements of Programs.    The Company
has furnished to Purchaser true and complete copies of the 1995 Trust's audited balance sheet as of December 31, 1996, and the related audited statements of operations and cash flows for the fiscal year then ended, and the 1995 Trust's unaudited consolidated balance sheet as of June 30, 1997 and the related unaudited statements of operations and cash flows for the six months then ended, and the 1997 Trust's unaudited consolidated balance sheet as of August 13, 1997 (the date of formation) (the "Financial Statements"). The Financial Statements (i) present fairly in all material respects the financial condition, results of operations and cash flows of the Programs as of the specified dates thereof and for the respective periods covered thereby; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and with prior periods (except as set forth in the notes thereto and subject, in the case of interim financial statements, to normal year-end adjustments); and (iii) have been prepared in
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accordance and consistent with the books and records of the Programs, which have been maintained in accordance with sound business practices.

              Section 5.9   No Material Adverse Change to Programs.    Since
June 30, 1997, there has been no material adverse change to the business, affairs, condition or results of operation of the 1995 Trust. Since August 13, 1997, there has been no material adverse change to the business, affairs, condition or results of operations of the 1997 Trust.

              Section 5.10  Historical Information Regarding Programs.   The
Company has furnished to Purchaser copies of all information furnished to
investors in the Programs.     All historical information furnished by the
Company to Purchaser regarding the Programs is accurate and complete in all material respects, as of the date thereof.

              Section 5.11. The Company's Interest in Programs.    The Company
is the managing trustee of each Program. The Company owns good and marketable title to 5.65 Preferred Shares and 40 Performance Shares, in the 1995 Program (representing 5% and 40%, respectively, of the outstanding shares of each such class), and 8 Preferred Shares and 17 Performance Shares in the 1997 Program (representing 5% and 42.5%, respectively, of the outstanding shares of each such class), free and clear of any and all mortgages, pledges, security interests and liens, other than those imposed under applicable law, the Program Documents and the restrictions to be waived in the Marcum Bank Consent. All Purchased Shares were duly authorized by the Programs and were validly issued in compliance with all applicable laws.

              Section 5.12.  Broker's Fees.    No broker, finder or investment
broker is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement based on any action taken by or at the direction of the Company.

      Section 6.    Representations and Warranties of Purchaser.

              Section 6.1   Corporate Status.     Purchaser is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware.

              Section 6.2   Power and Authority.    Purchaser has all requisite
right, power and authority to execute, deliver and perform its obligations under this Agreement. Purchaser's execution and delivery of this Agreement and performance of its obligations hereunder have been duly and validly authorized by all requisite corporate action of Purchaser.

              Section 6.3   Enforceability.   This Agreement has been duly and
validly executed and delivered on behalf of Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally or by principles governing the availability of equitable remedies.

              Section 6.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby do not and will not violate, conflict with, or constitute a breach of or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under Purchaser's articles of incorporation or bylaws, any law, statute, rule or regulation, or any contract, note, security agreement, mortgage, lease, loan agreement, franchise, license, permit, order, injunction, writ, judgment, decree or any other agreement, authorization or ruling binding upon Purchaser.

              Section 6.5   Consents.    No consent, authorization permit or
approval of any person or entity is necessary for Purchaser to execute and deliver this Agreement and to perform its obligations hereunder.

              Section 6.6   Litigation.    There are no actions, suits, claims
or other proceedings pending or, to the best knowledge of Purchaser, overtly threatened by or before any court or governmental authority against or affecting Purchaser which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability of Purchaser to execute, deliver and perform its obligations under this Agreement.

              Section 6.7   Intention, Sophistication and Access.    Purchaser
is purchasing the Purchased Shares and the Revenue Interest solely for its own account, and not as nominee or agent for any other person or entity, and not with a view to any subsequent transfer of the Purchased Shares and the Revenue Interest. Purchaser has such knowledge and experience in business and financial matters to be capable of independently evaluating the merits and risks of purchasing the Purchased Shares and the Revenue Interest. Purchaser has independently evaluated the risks and merits of purchasing the Purchased Shares and the Revenue Interest and has independently determined that the Purchased Shares and the Revenue Interest is a suitable purchase for Purchaser. Purchaser and its representatives have made an independent investigation of the Company and the Programs in order to evaluate the risks and merits of purchasing the Purchased Shares and the Revenue Interest. Purchaser and its representatives have had an opportunity to ask questions of and to receive answers from representatives of the Company, and has been given access to all of the agreements, instruments, financial statements, books, records and other information concerning the Company and the Programs as Purchaser deemed necessary and appropriate to make an informed investment decision. Except as expressly provided herein, in entering into this Agreement, Purchaser has not relied upon any express or implied representations, warranties, assurances or guarantee of any specified or minimum levels of Revenue Interest or Program Fees or other estimates of future performance of the Programs or the Company or the amounts of Program Fees or Revenue Interest, provided by the Company or any agent authorized to act on behalf of the Company.

              Section 6.8   Brokers' Fees.    No broker, finder or investment
broker is or shall be entitled to receive any fees, commissions or other remuneration relating to the transactions contemplated by this Agreement based on any action by or at the direction of Purchaser.

      Section 7.    Additional Covenants.

              Section 7.1 Access. Between the date of this Agreement and the Closing Date, the Company shall provide Purchaser with reasonable access during normal business hours to the books, records, financial statements and other information relating to the Programs and the Company's interest in the Programs.

              Section 7.2   Confidentiality.    Purchaser recognizes and
acknowledges that, prior to the date hereof it has had, and from and after the date hereof it and its representatives will have, access to certain confidential information relating to the Company and the Programs
("Confidential

Information") that constitute valuable, special and unique assets of the Company, the Programs and the Future Programs which are maintained as trade secrets and proprietary property. The Confidential Information will also include information about the amount and timing of Program Fees and payments of the Revenue Interest, but shall exclude publicly available information (other than by disclosure caused by Purchaser), and information required to be disclosed by court order. Purchaser shall at all time treat and hold as strictly confidential all such Confidential Information and will not at any time on or after the date of this Agreement disclose to any person or entity or use any such Confidential Information for any purpose, other than in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated for any reason whatsoever, before or after the Closing Date. Purchaser will, upon request, return to the Company all written Confidential Information furnished to Purchaser or its representatives in connection herewith (including all summaries, extracts, copies and embodiments thereof), immediately after the termination of this Agreement, without retaining copies thereof.

              Section 7.3   Consummation of Transactions.    Upon the terms and
subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to cause all conditions to its and the other party's obligations hereunder to be satisfied and to consummate its obligations under this Agreement, and to cause the transactions contemplated by this Agreement to be promptly consummated, including, but not limited, obtaining the Marcum Bank Consent.

              Section  7.4  Public Announcements.    Purchaser and the Company
shall consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statements or disclosures without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable law, rules or regulations or applicable stock exchange or stock market policies.

              Section 7.5   Program Fees.

              (a) The Company shall not resign its position as the managing trustee of either Program or take any action reducing the amount of any fees, including administration, management and liquidation fees, payable to the Company as managing trustee by the Programs, without the consent of Purchaser, which consent shall not be unreasonably withheld.

              (b)    (i)    The parties hereto acknowledge and agree that the
Purchase Price is allocated among the Revenue Interest and the Purchased Shares of the Programs for all purposes (including financial reporting and tax purposes and the reimbursement set forth below) as set forth below:

 1995 TRUST:

      Revenue Interest                 $  141,853
      Purchased Shares                    333,276
                                       ----------
                Total 1995 Trust                        $   475,129
 1997 TRUST:

      Revenue Interest                 $  208,781
      Purchased Shares                    316,090
                                       ----------
                Total 1997 Trust                             524,871
                                                        ------------
                  Total Purchase Price                  $  1,000,000
                                                        ============

                     (ii) In the event that the Company either resigns its position as the managing trustee of either Program, or otherwise takes any action which results in the reduction of future Revenue Interests payable to Purchaser as a result of the reduction and/or elimination of the Program Fees of either Program, then Purchaser shall be entitled to reimbursement of a portion of the Purchase Price equal to the unrecovered portion, if any, of the Purchase Price allocable to the Revenue Interest (the "Unrecovered PPRI") of the Program with respect to which such action was taken. The Unrecovered PPRI, if any, shall be computed after giving effect to any cash distributed or to be distributed as a result of the action which resulted in the claim or potential claim for reimbursement. In the event of any such action, the Unrecovered PPRI, if any, shall be paid to Purchaser within 45 days after the end of the calendar quarter in which the action occurred.

                     (iii) The Company shall maintain a ledger of the Unrecovered PPRI of each Program. The opening balance of the Unrecovered PPRI shall be $141,853 for the 1995 Trust and $208,781 for the 1997 Trust. The ledger balance of the Unrecovered PPRI of each Program shall be reduced by the amount of payments of Revenue Interest to Purchaser with respect to such Program. The Company shall also maintain a ledger for the unrecovered portion, if any, of the Purchaser Price allocated to the Purchased shares ("Unrecovered PPPS") of such Program. The ledger balances of the Unrecovered PPPS shall be reduced by the amount of distributions made with respect to the Shares with respect to such Program. Once the ledger balance of a Program's PPPS reaches zero ($0), then future cash payments related to such Purchased Shares (including any proceeds from the sale or liquidation of such Purchased Shares) shall be used first to reduce the respective Program's PPRI, and thereafter to reduce the other Program's PPRI ledger balance. Once a Program's PPRI has been reduced to zero ($0), Purchaser shall have no further rights to any reimbursement of the Purchase Price with respect to such Program.

              Section 7.6   IRS Section 754 Election.    The Company agrees to
cause the Programs to file an election under Section 754 of the Internal Revenue Code of 1986, as amended, with respect to the transfer of the Purchased Shares, upon the timely written request of Purchaser.

       Section 8.    Conditions Precedent to Purchaser's Obligations.   The
obligation of Purchaser to purchase the Purchased Shares and the Revenue Interest is subject to the satisfaction (unless waived in writing by Purchaser), at or prior to the Closing, of each of the following conditions:

              Section 8.1 Accuracy of Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made or given on the Closing Date.

              Section 8.2 Performance of Covenants. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by the Company at or prior to the Closing.

              Section 8.3 No Litigation. No action, suit, arbitration, investigation or other proceeding shall be pending or overtly threatened by or before any court or governmental authority by, against or affecting the Company, the Programs or the Business (a) which questions the legality or validity of this Agreement or the transactions contemplated hereby, or (b) which, if decided adversely to the Company, would be reasonably likely to be a material adverse effect on the Company, the Programs, the Business or the Revenue Interest, or on the Company's ability to perform its obligations hereunder.

              Section 8.4 Deliveries at Closing. The Company shall have delivered to Purchaser at the Closing the Purchased Shares, the Revenue Interest and each instrument required to be delivered by the Company to Purchaser hereunder.

              Section 8.5   Consents.   The Marcum Bank Consent and all other
consents by persons or entities necessary to permit the consummation of the transactions contemplated hereby shall have been duly obtained by the Company prior to the Closing.

              Section 8.6   Guaranty.    The obligations of the Company to make
payments of the Revenue Interest as and when due and payable under Section 2.1 hereof and to indemnify Purchaser under Section 11.2(b) hereof shall be guaranteed by Marcum Natural Gas Services, Inc., the sole shareholder of the Company, in a written guaranty delivered at the Closing, in substantially the form of Exhibit A hereto (the "Marcum Guaranty").

       Section 9.  Conditions Precedent to the Company's Obligations.    The
obligations of the Company to sell the Purchased Shares and the Revenue Interest to Purchaser is subject to the satisfaction (unless waived in writing by the Company), at or prior to the Closing, of each of the following conditions:

              Section 9.1 Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made or given on the Closing Date.

              Section 9.2   Performance of Covenants.    Purchaser shall have
performed, satisfied and complied in all material respects with all of the covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

              Section 9.3 No Litigation. No action, suit, arbitration, investigation or other proceeding shall be pending or overtly threatened by or before any court or governmental authority by, against or affecting Purchaser
(a) which questions the legality or validity of this Agreement or the transactions contemplated hereby, or (b) which, if decided adversely to Purchaser, would be reasonably likely to be a material adverse effect on Purchaser's ability to execute and deliver this Agreement or perform its obligations hereunder.

              Section 9.4   Deliveries at Closing.     Purchaser shall have
delivered to the Company at the Closing the portion of the Purchase Price to be delivered at the Closing and each of the other instruments required to be delivered to the Company hereunder.

              Section 9.5   Consents.   The Marcum Bank Consent and all other
consents by persons or entities necessary to permit the consummation of the transactions contemplated hereby shall have been duly obtained by the Company prior to the Closing.

       Section 10.   The Closing.

              Section 10.1 Date and Place. The consummation of the sale and purchase of the Revenue Interest contemplated hereby (the "Closing") shall take place within two (2) business days of the satisfaction of all conditions to the Closing (the "Closing Date") at the offices of Marcum Natural Gas Services, Inc. at

1675 Broadway, Suite 2150, Denver, Colorado 80202, at 2:00 p.m. local time, or at such other time and place as the parties shall mutually agree.

              Section 10.2 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Purchaser:

                     (a)    The Marcum Bank Consent, if necessary;

                     (b) Instruments of assignment of the Purchased Shares and the Revenue Interest;

                     (c) A Certificate duly executed by the President of the Company, dated as of the Closing Date, certifying that, to the best of his knowledge and belief after due inquiry, (i) the Company has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with at or prior to the Closing, and (ii) all of the representations and warranties of the Company set forth in Section 5 of this Agreement are true and correct in all material respects as of the Closing Date;

                     (d)    The Marcum Guaranty; and

                     (e) All other items required to be delivered by the Company pursuant to any provisions of this Agreement.

              Section 10.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Company:

                     (a)    The Purchase Price on the terms set forth in
Section 2.1 hereof; and

                     (b) A Certificate duly executed by the President of Purchaser, dated as of the Closing Date, certifying that, to the best of his knowledge and belief after due inquiry, (i) Purchaser has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with at or prior to the Closing, and (ii) all of the representations and warranties of Purchaser set forth in Section 5 of this Agreement are true and correct in all material respects as of the Closing Date; and

              (c) All other items required to be delivered by Purchaser pursuant to any provision of this Agreement.

              Section 10.4 Effectiveness of Closing. No action to be taken or delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete.

       Section 11.   Survival and Indemnification

              Section 11.1 Survival. The representations and warranties of the parties hereto as set forth herein shall survive the Closing until the second anniversary of the Closing Date. The obligation of the Company to pay Revenue Interest, the obligation of Purchaser to pay Purchaser Price to the Company, and the other agreements and obligations of the parties hereto under this Agreement shall survive the Closing.

              Section 11.2  Indemnification.

                     (a) The Company, on the one hand, and Purchaser, on the other hand, shall indemnify, defend and hold harmless the other party, its affiliates, successors and assigns, and their officers, directors, shareholders, employees, agents and representatives, from and against any and all losses, liabilities, damages, demands, taxes, claims, actions, costs and expenses (including, without limitation, interest, fines, penalties, reasonable attorneys' fees and court costs and amounts paid in settlement) ("Damages") arising out of or resulting from any inaccuracy in any representation or warranty made by it, or any breach, violation or failure by it to perform any covenant, agreement or other obligation of it.

                     (b) In addition, the Company shall indemnify, defend and hold harmless Purchaser, its affiliates, successors and assigns, and their officers, directors, shareholders, employees, agents and representatives, from and against any and all Damages arising out of or resulting from any claim by any person or entity against any Program based upon facts, circumstances, actions or omissions arising prior to the Closing Date.

              Section 11.3  Claims for Indemnification.

                     (a) Whenever either party believes it has suffered or incurred or is likely to suffer or incur any Damages, or any action or proceeding is commenced or threatened or claim is made that could result in Damages, which is reasonably likely to give rise to a claim ("Claim") for indemnification under this Agreement, the party seeking indemnification ("Indemnified Party") shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought ("Indemnifying Party") of the Claim and, when and to the extent known, the facts constituting the basis for such Claim and the amount and nature of the Damages or an estimate thereof. The Indemnified Party's failure to timely notify the Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes the Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

                     (b) The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party's own expense and with counsel of the Indemnifying Party's own selection, reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall at all times also have the right, but not the obligation, to fully participate in the defense of the Claim and to employ its own counsel at is own expense. If the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party shall be reimbursed by the Indemnifying Party promptly as they are incurred.

                     (c) No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party (which consent shall not be unreasonably withheld or delayed).

                     (d) Each party hereto shall cooperate in every reasonable way with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records and other material reasonably required by the defending party for its use in defending the Claim.

              Section 11.4  Limitation on Liability.

                     (a) Neither Purchaser's nor the Company's liability under this Section 11 shall exceed the aggregate amount of $1,000,000; provided, however, that such limitation on liability shall not apply to the Company's indemnification obligations arising under Section 11.2(b) hereof.

                     (b) Neither party shall seek or be entitled to consequential damages or damages for lost profits in any Claim for indemnification under this Section 11 nor shall it accept payment of any award or judgment against the other party to the extent that such award of judgment includes consequential damages or damages for lost profits.

              Section 11.5  Effect of Knowledge.   No party to this Agreement
shall be liable under this Section 11 for Damages resulting from any event relating to a breach or inaccuracy of any representation or warranty if the Indemnified Party had actual knowledge of such breach or inaccuracy on or before the Closing Date of such event.

       Section 12.   Termination Before Closing; Term of Agreement.

              Section 12.1  Termination Before Closing.

                     (a)    Events of Termination Before Closing.   This
Agreement may be terminated at any time prior to the Closing as follows:

                            (i)    By mutual written agreement of the Company
and Purchaser;

                            (ii)   By the Company or Purchaser by giving two
(2) business days prior written notice of such termination to the other if the non-terminating party has materially breached any of its representations, warranties, agreements or covenants hereunder;

                            (iii)  By either Purchaser or the Company by giving
written notice to the other if the Closing Date has not occurred on or before January 31, 1998, unless such party's intentional failure to fulfill any obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

                     (b) Effect of Termination. The termination of this Agreement prior to the Closing, whether in accordance with any of the preceding provisions of this Section 12.1 or otherwise, shall terminate all obligations of the parties hereto under this Agreement, except for the obligations set forth in Sections 7.2, 7.4, 11 and 13 hereof; provided, however, that the termination of this Agreement shall not affect the rights of either the Company or Purchaser against the other for breach of any representation, warranty, covenant or agreement set forth in this Agreement.

              Section 12.2  Term of Agreement.    The term of this Agreement
shall commence as of the date of this Agreement and shall continue thereafter until the dissolution, winding-up and liquidation of both Programs has been completed, unless earlier terminated as provided in Section 12.1 hereof.

       Section 13.  General Provisions

              Section 13.1 Governing Law and Forum Selection. This Agreement shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle or rule of conflict or choice of laws. Any action, suit or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any federal or state court of the State of Delaware or of the United States located in the State of Delaware. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient forum.

              Section 13.2 Expenses. Each of the parties to this Agreement agrees to pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accountants and other advisers and agents, whether or not the Closing occurs.

              Section 13.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by either party hereto without the prior written consent of the other party hereto; provided, however, that either party shall have the right from time to time to assign this Agreement or any or all of its rights or obligations hereunder to its parent corporation, to any of its majority-owned subsidiaries, or to any other majority-owned subsidiary of its parent corporation.

              Section 13.4  Company Actions.     Nothing set forth in this
Agreement shall preclude the Company from merging or combining with, or transferring all or substantially all of its asset to, another entity which assumes all of the Company's obligations hereunder.

              Section 13.5 Amendments. This Agreement may not be amended or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

              Section 13.6 Notices. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given hereunder on the date given if delivered personally, or sent by facsimile transmission (upon receipt of confirmation of delivery) on the next business day if sent by overnight courier service, or three business days after being sent by first class (registered/certified) mail, postage prepaid, return receipt requested, to the parties at the following addresses:


If to the Company:   Marcum Gas Transmission, Inc.
                     1675 Broadway, Suite 2150
                     Denver, Colorado  80202
                     Attn:  W. Phillip Marcum
                     Telephone:    303-592-5555
                     Facsimile:    303-592-5556

With a copy to:      Marcum Natural Gas Services, Inc.
                     1675 Broadway, Suite 2150
                     Denver, Colorado  80202
                     Attn:  W. Phillip Marcum
                     Telephone:    303-592-5555
                     Facsimile:    303-592-5556

If to Purchaser:     Odessa Exploration Incorporated
                     6010 Highway 191, Suite 210
                     Odessa, Texas  79762
                     Attn:   D. Kirk Edwards
                     Telephone:    915-550-0500
                     Facsimile:    915-550-0544

With a copy to:      Key Energy Group, Inc.
                     Two Town Center, 20th Floor
                     East Brunswick, NJ  08816
                     Attn:  General Counsel
                     Telephone:    908-247-4822
                     Facsimile:    908-247-5148

       Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section
13.6. Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed had been given until it is actually received by the recipient.

              Section 13.7 Waiver. The obligations of any party hereto may be waived only with the written consent of the party giving the waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a continuing waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

              Section 13.8 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any situation, the balance of this Agreement shall remain in effect, and such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of that provision in any other situation or legality, validity or enforceability of any other provision of this Agreement.

              Section 13.9 Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

              Section 13.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              Section 13.11 Pronouns, Etc. The number and gender of each pronoun used in this Agreement and the term "person" or "persons" or the like shall be construed to mean both the number and gender of the individual, corporation, partnership, firm, trust, agency and other entity as the context, circumstance or its antecedent may require. The terms "herein," "hereof," and "hereto," and the like refer to this Agreement as a whole.

              Section 13.4 No Third Party Beneficiaries. This Agreement does not confer or create, is not intended by the parties hereto to confer or create, and shall not be construed to as conferring or creating, upon any person or entity other than the parties hereto and their successors and permitted assigns any rights, remedies or causes of action under or by reason of this Agreement.

              Section 13.5 Counterparts. This Agreement may be executed in one or more counterparts including counterparts executed by less than all positions hereto, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              Section 13.6 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements, agreements and understandings, whether oral or written, among the parties hereto in connection with the subject matter of this Agreement.

[Signature Page to Follow]





                                * * * * * * *

       IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed and delivered by their respective duly authorized officers as of the date first set forth above.



                                   MARCUM GAS TRANSMISSION, INC.



                                   By:     /s/ W. Phillip Marcum
                                      ----------------------------------------
                                           W. Phillip Marcum, Chairman and
                                           Chief Executive Officer




                                   ODESSA EXPLORATION INCORPORATED



                                   By:     /s/ D. Kirk Edwards
                                      ----------------------------------------
                                         D. Kirk Edwards, President